FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 5, 2017

FOOTHILLS EXPLORATION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-190836	27-3439423
(Commission File Number)	(IRS Employer Identification No.)

633 17th Street, Suite 1700-A Denver, CO 80202
(Address of Principal Executive Offices)

(720) 449-7478
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective January 5, 2017, Foothills Exploration, Inc., (the “Company”), borrowed $1,000,000 from Full Wealth Investment Hong Kong Limited, a limited liability company organized under the laws of Hong Kong and effective January 6, 2017 the Company borrowed $1,250,000 from Berwin Trading Limited, a British Virgin Islands limited liability company. The Company executed a separate promissory note, titled as a Debenture, with each lender dated as of December 30, 2016, with proceeds being received by the Company on the above stated dates. These loans are unsecured, bear interest at 9% per year and each is due and payable in 120 days. If any amount payable is not paid when due, any such overdue amount shall bear interest at the default rate of 11% from the date of such non-payment until such amount is paid in full. The Company plans to use net proceeds of these loans to satisfy certain obligations under a Purchase and Sale Agreement with Total Belief Limited, dated December 30, 2016, for general working capital and to support certain target drilling activity.

Copies of the notes evidencing the loans are attached as exhibits to this report and the foregoing description of the loans is qualified in its entirety by reference to those promissory notes.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Debenture - Berwin Trading Limited
10.2	Debenture - Full Wealth Investment Hong Kong Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2017

FOOTHILLS EXPLORATION, INC.

/s/ B. P. Allaire
By: B. P. Allaire
Chief Executive Officer